Exhibit 99.1

NVIDIA REPORTS OPERATING RESULTS FOR THIRD QUARTER FISCAL YEAR 2005

SANTA CLARA, CA. - November 4, 2004 - NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the third quarter of fiscal 2005 ended October 24, 2004.

For the third quarter of fiscal 2005, revenue was $515.6 million, compared to $486.1 million for the third quarter of fiscal 2004.  Net income for the third quarter of fiscal 2005 was $25.9 million, or $0.15 per diluted share, compared to net income of $6.4 million, or $0.04 per diluted share, for the third quarter of fiscal 2004, an increase of over 300 percent.

Revenue for the nine months ended October 24, 2004 was $1.44 billion, compared to revenue of $1.35 billion for the nine months ended October 26, 2003. Net income for the nine months ended October 24, 2004 was $52.3 million, or $0.30 per diluted share, compared to net income of $50.3 million, or $0.29 per diluted share, for the nine months ended October 26, 2003.

“We delivered our best quarter in nearly two years,” stated Jen-Hsun Huang, president and CEO of NVIDIA. “We are at the early stages of our GeForce 6 ramp. Our improving financial performance reflects the success of the GeForce 6 architecture and our strategy to re-capture the technology leadership position. We are ramping the GeForce 6 family aggressively and intend to quickly drive our award-winning architecture into every segment and market we serve.”

Third Quarter Fiscal 2005 Highlights

•	NVIDIA launched and delivered volume production of three new desktop GeForceTM 6 graphics processing units (GPUs) designed for the mainstream and value segments including the 6600 GT, 6600 and 6200. Unit shipments of all GeForce 6 GPUs increased by more than 500 percent over the previous quarter.
•	NVIDIA grew share from 26 percent to 64 percent in the Performance DX9 desktop GPU segment, and regained the number one spot, according to Mercury Research’s Third Quarter PC Graphics Report 2004.
•	NVIDIA announced and shipped the new NVIDIA nForce4TM family of PCI Express media and communications processors (MCPs). The NVIDIA nForce4 enables a new class of performance PCs with the introduction of the revolutionary SLITM scalable graphics technology, ActiveArmorTM secure networking engine, native support for next generation SATA 3Gb/s hard drive technology and nTuneTM system utility.
•	NVIDIA’s GoForceTM wireless media processor (WMP) is standard in Motorola’s new 3G cell phones and has started volume production the third quarter. The WMP product line is now the Company’s fastest growing business.
•	NVIDIA announced the GoForce 3D 4500, the world’s first 3D WMP to deliver high-performance 3D and multimedia functionality, revolutionary power management and 3.1 megapixel camera support in a single processor. Gizmondo Europe Ltd., a subsidiary of Tiger Telematics Inc., announced that the GoForce 3D 4500 will be incorporated into Gizmondo’s upcoming game pad.
•	NVIDIA achieved record revenue in the workstation business group. Led by the NVIDIA QuadroTM FX 4400 SLI, the professional graphics industry’s fastest solution, the Company’s workstation business has grown approximately 100 percent year-over-year.

NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2005 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations web site http://www.nvidia.com and at http://www.streetevents.com. The web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its fourth quarter fiscal 2005.

About NVIDIA
NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA GPUs (graphics processing units), MCPs (media and communications processors), and WMPs (wireless media processors) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,000 people worldwide.  For more information, visit the Company’s Web site at www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to our strategy to integrate our products into the value desktop, notebook and professional business segments, our financial performance and our key design wins are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, market acceptance of our new products, manufacturing and other delays relating to our current and new products, difficulties integrating our products into customers’ products, difficulties in the fabrication process and our dependence on third-party manufacturers, general industry trends including cyclical trends in the PC, handheld and semiconductor industries, manufacturing costs and the pricing of components, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, , our dependence on third-party developers and publishers and the impact of litigation and other proceedings and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended July 25, 2004.These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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Copyright © 2004 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

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NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 24,	October 26,	October 24,	October 26,
	2004	2003	2004	2003

Revenue	$515,591	$486,069	$1,443,557	$1,350,826

Cost of revenue	348,849	351,938	987,886	960,153

Gross profit	166,742	134,131	455,671	390,673

Operating expenses:
Research and development	87,880	73,052	251,050	197,982
Sales, general and administrative	50,104	42,218	148,184	122,850
In-process research and development (A)	-	3,500	-	3,500

Total operating expenses	137,984	118,770	399,234	324,332

Operating income	28,758	15,361	56,437	66,341

Interest and other income, net	3,591	3,260	8,998	7,151
Convertible debenture redemption expense (B)	-	(13,068)	-	(13,068)

Income before income tax expense	32,349	5,553	65,435	60,424

Income tax expense (C)	6,470	(803)	13,088	10,171

Net income	$25,879	$6,356	$52,347	$50,253

Basic net income per share	$0.16	$0.04	$0.32	$0.31

Diluted net income per share	$0.15	$0.04	$0.30	$0.29

Shares used in basic per share computation	166,122	161,582	165,848	160,093

Shares used in diluted per share computation	172,869	173,149	176,293	171,453

(A)	Amount represents the write-off of acquired research and development expense from the purchase of MediaQ, Inc. on August 19, 2003 that had not yet reached technological feasibility and has no alternative future use.

(B)	Amount includes a $7.6 million redemption premium paid for the convertible debentures and $5.5 million of related unamortized issuance costs.

(C)	The effective income tax rate for the three and nine months ended October 24, 2004 was 20%. The effective income tax benefit for the three months ended October 26, 2003 was 14.5%. The effective income tax rate for the nine months ended October 26, 2003 was 16.8%.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 24,	January 25,
	2004	2004
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$587,850	$604,043
Accounts receivable, net	307,409	196,631
Inventories	297,551	234,238
Prepaid and other current assets	15,080	14,539
Deferred income tax asset	3,261	3,261

Total current assets	1,211,151	1,052,712

Property and equipment, net	182,198	190,029
Deposits and other assets	8,132	7,731
Goodwill	108,107	108,909
Intangible assets, net	30,068	39,963

Total assets	$1,539,656	$1,399,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$262,960	$185,342
Accrued liabilities	150,833	144,755
Current portion of capital lease obligations	1,360	4,015

Total current liabilities	415,153	334,112

Deferred income tax liability	8,609	8,609
Capital lease obligations, less current portion	-	856
Long-term liabilities	7,483	4,582

Stockholders' equity	1,108,411	1,051,185

Total liabilities and stockholders' equity	$1,539,656	$1,399,344